Exhibit 99.1

   ALIGN TECHNOLOGY, INC.
   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   (unaudited)

                                          Three Months        Six Months
                                              Ended             Ended
                                        June 30, June 30, June 30,  June 30,
                                          2004     2003     2004      2003
   (in thousands, except per share data)

   Revenues                              $44,204  $29,225  $83,409   $52,185

   Cost of revenues                       14,250   13,269   27,643    25,193

   Gross profit                           29,954   15,956   55,766    26,992

   Operating expenses:

   Sales and marketing                    13,399   11,416   26,671    22,046
   General and administrative              8,656    9,014   16,933    16,908
   Research and development                3,558    3,712    6,904     6,697

   Total operating expenses               25,613   24,142   50,508    45,651


   Profit (loss) from operations           4,341   (8,186)   5,258   (18,659)

   Interest and other income (expense),
    net                                     (175)     427     (402)      230
   Provision for income taxes               (394)      --     (527)       (1)

   Net profit (loss)                      $3,772  $(7,759)  $4,329  $(18,430)

   Net profit (loss) per share -- basic    $0.06   $(0.13)   $0.07    $(0.32)

   Weighted-average shares used in
    computing basic net profit (loss)
    per share                             59,692   57,489   59,391    57,339

   Net profit (loss) per share -- diluted  $0.06   $(0.13)   $0.07    $(0.32)

   Weighted-average shares used in
    computing diluted net profit (loss)
    per share                             64,461   57,489   64,392    57,339


   ALIGN TECHNOLOGY, INC.
   CONDENSED CONSOLIDATED BALANCE SHEETS
    (unaudited)

                                                  June 30,       December 31,
   (in thousands)                                  2004             2003
                  ASSETS

   Current assets:
   Cash and cash equivalents                      $56,099           $44,939
   Restricted cash                                    281               439
   Marketable securities, short-term                   --             2,292
   Accounts receivable, net                        25,737            21,265
   Inventories, net                                 1,359             1,395
   Deferred costs                                   1,042               939
   Other current assets                             5,350             5,845
      Total current assets                         89,868            77,114

   Property and equipment, net                     23,174            23,121
   Other long-term assets                           1,914             1,967

        Total assets                             $114,956          $102,202

         LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
   Accounts payable                                $3,314            $3,095
   Accrued liabilities                             19,496            19,180
   Deferred revenue                                13,132            13,113
   Debt obligations, current portion                1,914             1,989
      Total current liabilities                    37,856            37,377

   Debt obligations, long-term portion                833             1,667
   Capital lease obligations, net of
    current portion                                    98               182

       Total liabilities                           38,787            39,226

   Total stockholders' equity                      76,169            62,976

         Total liabilities and
          stockholders' equity                   $114,956          $102,202